Exhibit 5.1
JONES DAY
NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114-1190
TELEPHONE: (216) 586-3939 • FACSIMILE: (216) 579-0212
February 10, 2009
Developers Diversified Realty Corporation
3300 Enterprise Parkway
Beachwood, Ohio 44122
     Re:      42,889,250 Common Shares, $0.10 Par Value Per Share, Offered Through Underwriters
Ladies and Gentlemen:
     We are acting as counsel for Developers Diversified Realty Corporation, an Ohio corporation (the “Company”), in connection with the issuance and sale of 42,889,250 common shares, $0.10 par value per share (the “Common Shares”), of the Company pursuant to the Underwriting Agreement Basic Provisions, dated as of February 9, 2010 (the “Basic Provisions”), by and among the Company and Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Wells Fargo Securities LLC, and the Terms Agreement, dated February 9, 2010 (the “Terms Agreement” and, together with the Basic Provisions, the “Underwriting Agreement”), by and among the Company and Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., acting as the representatives of the several underwriters named in Schedule I to the Terms Agreement.
     In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Common Shares, when issued and delivered pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid, and nonassessable.
     In rendering the opinion above, we have assumed that the resolutions authorizing the Company to issue and deliver the Common Shares pursuant to the Underwriting Agreement will be in full force and effect at all times at which the Common Shares are issued and delivered by the Company.
     The opinion expressed herein is limited to the laws of the State of Ohio, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-3 (No. 333-162451) (the “Registration Statement”) filed by the Company to effect registration of the Common Shares under the Securities Act of 1933 (the “Act”) and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day
ATLANTA • BEIJING • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • FRANKFURT • HONG KONG HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID • MENLO PARK • MILAN • MUNICH • NEW DELHI • NEW YORK PARIS • PITTSBURGH • SAN FRANCISCO • SHANGHAI • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON